Registration No. _______________________

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COBRA OIL & GAS COMPANY
(Name of small business issuer in its charter)

Nevada	1381	N/A
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer Identification #)
Organization)	Classification Code)

COBRA OIL & GAS COMPANY	CORPORATION TRUST COMPANY OF NEVADA
17790 E. Purdue Place	6100 Neil Road, Suite 500
Aurora, Colorado 80013	Reno, Nevada 89544
(303) 618-2855	(775) 688-3061
(Address and telephone of	(Name, address and telephone number of
registrant's executive office)	agent for service)
Copies to:
Conrad C. Lysiak, Esq.
601 West First Avenue, Suite 903
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [X]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box. [   ]

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CALCULATION OF REGISTRATION FEE

Securities to be	Amount To Be	Offering Price	Aggregate	Registration Fee
Registered	Registered	Per Share	Offering Price	[1]

Common Stock:	2,000,000	$0.10	$200,000	$100.00

[1]   Estimated solely for purposes of calculating the registration fee under Rule 457(c).

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

COBRA OIL & GAS COMPANY
 Shares of Common Stock
1,000,000 Minimum - 2,000,000 Maximum

Before this offering, there has been no public market for the common stock. Assuming we raise the minimum amount in this offering, we will attempt to have the shares quoted on the Bulletin Board operated by the National Association of Securities Dealers, Inc. There is no assurance that the shares will ever be quoted on the Bulletin Board. To be quoted on the Bulletin Board, a market maker must apply to make a market in our common stock. As of the date of this prospectus we have not made any arrangement with any market makers to quote our shares.

We are offering up to a total of 2,000,000 shares of common stock in a direct public offering, without any involvement of underwriters or broker-dealers, 1,000,000 shares minimum, 2,000,000 shares maximum. The offering price is $0.10 per share. In the event that 1,000,000 shares are not sold within the 270 days, all money received by us will be promptly returned to you without interest or deduction of any kind. However, future actions by creditors in the subscription period could preclude or delay us in refunding your money. If at least 1,000,000 shares are sold within 270 days, all money received by us will be retained by us and there will be no refund. Funds will be held in a separate account at Bank of Montreal. Sold securities are deemed securities which have been paid for with collected funds prior to expiration of 270 days. Collected funds are deemed funds that have been paid by the drawee bank. The foregoing account is not an escrow, trust of similar account. It is merely a separate account under our control where we have segregated your funds. As a result, creditors could attach the funds.

There are no minimum purchase requirements and no arrangements to place the funds in an escrow, trust or similar account.

Our common stock will be sold on our behalf by our officers and directors. They will not receive any commissions or proceeds from the offering for selling the shares on our behalf.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

	Offering Price	Expenses	Proceeds to Us

Per Share - Minimum	$0.10	$0.030	$0.070
Per Share - Maximum	$0.10	$0.015	$0.085
Minimum	$100,000	$35,000	$65,000
Maximum	$200,000	$35,000	$165,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________________________.

SUMMARY OF OUR OFFERING

Our Business

We are an exploration stage oil and gas corporation. An exploration stage corporation is one engaged in the search for oil and gas which are not in either the development or production stage. We intend solely to conduct exploration activities on three oil and gas leases in Adams County, Colorado.

We have no revenues, have achieved losses since inception, have no operations, have been issued a going concern opinion and rely upon the sale of our securities to fund operations.

Our administrative office is located at 17790 E. Purdue Place, Aurora, Colorado 80013, and our telephone number is (303) 618-2855 and our registered statutory office is located at 6100 Neil Road, Suite 500, Reno, Nevada 89544. Our fiscal year end is May 31. Our mailing address is 17790 E. Purdue Place, Aurora, Colorado 80013.

Management or affiliates thereof, will not purchase shares in this offering in order to reach the minimum.

The Offering

Following is a brief summary of this offering:

Securities being offered	1,000,000 shares of common stock minimum and 2,000,000 shares of common stock maximum, par value $0.00001
Offering price per share	$ 0.10
Offering period	The shares are being offered for a period not to exceed 270 days.
Net proceeds to us	Approximately $65,000 if the minimum amount is raised and approximately $165,000 if the maximum amount is raised.
Use of proceeds	We will use the proceeds to pay for offering expenses, research and exploration.
Number of shares outstanding before the offering	5,000,000
Number of shares outstanding after the offering if all of the shares are sold	7,000,000

Selected Financial Data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of May 31, 2006
Balance Sheet	Audited
Total Assets	$35,094
Total Liabilities	$36,918
Stockholders Equity - (Deficit)	$(1,824)

Year Ended
May 31, 2006
Income Statement	Audited
Revenue	$0
Total Expenses	$4,874
Net Income - (Loss)	$(4,874)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock. We have discussed all of the material risks below.

Risks associated with our offering:
  The Volatility of Oil and Gas Markets may have an adverse affect on our operations.

  In the past few years, the price of oil and gas has been volatile. During the last five years the price of oil has fluctuated from a low of approximately $11.00 per barrel to a high of approximately $78.00 per barrel. The price of gas has fluctuated from a low of approximately $1.80 per 1,000 cubic feet to a high of approximately $9.00 per 1,000 cubic feet. At the present time the price of oil is near $78.00 per barrel. The price of natural gas is near $9.00 per 1,000 cubic feet. There is no assurance that in the future prices for oil and gas production will stabilize at current rates. This fluctuation could have an adverse affect on our operations if it should drop.

  Title to our oil and gas leases could be defective in which case we may not own the interests that we believe we do.

  It is customary in the oil and gas industry that upon acquiring an interest in a property, that only a preliminary title investigation be done at that time. We intend to follow this custom. If the title to the prospects should prove to be defective, we could lose the costs of acquisition, or incur substantial costs for curative title work.

  If we find gas our wells could be shut-in and revenues could be curtailed.

  Production from gas wells in many geographic areas of the United States has been curtailed or shut-in for considerable periods of time due to a lack of market demand, and such curtailments may continue for a considerable period of time in the future. There may be an excess supply of gas in areas where our operations will be conducted. In such event, it is possible that there will be no market or a very limited market for our gas production. It is customary in many portions of Colorado to shut-in gas wells in the spring and summer when there is not sufficient demand for gas. This could result in suspension of revenues.

  Operating and environmental hazards could have a negative impact on our operations.

  Hazards incident to the operation of oil and gas properties, such as accidental leakage of petroleum liquids and other unforeseen conditions, may be encountered by us if we participate in developing a well and, on occasion, substantial liabilities to third parties or governmental entities may be incurred. We could be subject to liability for pollution and other damages or may lose substantial portions of prospects or producing properties due to hazards which cannot be insured against or which have not been insured against due to prohibitive premium costs or for other reasons. We currently do not maintain any insurance for environmental damages. Governmental regulations relating to environmental matters could also increase the cost of doing business or require alteration or cessation of operations in certain areas.

  Because the probability of an individual prospect ever having oil and gas is extremely remote any funds spent on exploration will probably be lost.

  The probability of an individual prospect ever having oil and gas is extremely remote. In all probability the property does not contain any oil and gas. As such, any funds spent on exploration will probably be lost which result in a loss of your investment.

  Because our auditors have issued a going concern opinion, there is substantial uncertainty we will continue operations in which case you could lose your investment.

  Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business. As such we may have to cease operations and you could lose your investment. Further, we have not considered and will not consider any activity beyond our current exploration program until we have completed our exploration program.

  Because we may still not have sufficient capital to complete our exploration program, even if we raise the maximum amount in this offering, we may have to sell additional securities and raise additional capital which could dilute your investment.

  We may still not have the capital to complete our exploration operations even if we raise the maximum amount of this offering. That is because we do not know what is under the ground and will not know what is under the ground until we begin exploration operations which we will not do until we raise at least the minimum amount of this offering.

  We lack an operating history, have never had any revenues, have no current prospects for future revenues, and have losses which we expect to continue into the future. As a result, we may have to suspend or cease operations.

  We were incorporated in November 2005 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $4,874. The loss was a result of the issuance of stock and, incorporation, legal and accounting. We have never had any historical revenues and we do not have any current prospects for future revenues. Our ability to achieve and maintain profitability and positive cash flow is dependent upon

*	our ability to locate oil and gas
*	our ability to generate revenues from the sale of oil and gas
*	our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our properties. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease operations. Further, we have not considered and will not consider any activity beyond our current exploration program until we have completed our exploration program.

  Because our management does not have technical training or experience in exploring for, starting, and operating an exploration program, we will have to hire qualified personnel. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment.

  Because our management is inexperienced with exploring for, starting, and operating an exploration program, we will have to hire qualified persons. Our management has no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Management's decisions and choices may not take into account standard engineering or managerial approaches to oil and gas exploration. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment. Further, we have not considered and will not consider any activity beyond our current exploration program until we have completed our exploration program.

  Because our officers and directors have no formal training in financial accounting and management , and they are responsible for our managerial and organizational structure, in the future, there may not be effective disclosure and accounting controls to comply with applicable laws and regulations which could result in fines, penalties and assessments against us.

  We have two officers and directors. They have no formal training in financial accounting and management, however, they are responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. While they have no formal training in financial accounting matters, they have been preparing the financial statements that have been audited and reviewed by our auditors and included in this prospectus. When the disclosure and accounting controls referred to above are implemented, they will be responsible for the administration of them. Should they not have sufficient experience, they may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the SEC which ultimately could cause you to lose your investment, however, because of the small size of our expected operations, we believe that they will be able to monitor the controls they will have created and will be accurate in assembling and providing information to investors. Further, we have not considered and will not consider any activity beyond our current exploration program until we have completed our exploration program.

  Because we are small and do not have much capital, we may have to limit our drilling activity which may result in a loss of your investment.

Because we are small and do not have much capital, we must limit our drilling activity. As such we may not be able to complete a drilling program that is as thorough as we would like. Further, we have not considered and will not consider any activity beyond our current drilling program until we have completed our first well.

  Because our officers and directors have other outside business activities and each will only be devoting 10% of their time or approximately four hours per week to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of exploration.

  Because our officers and directors have other outside business activities and will each will only be devoting 10% of their time or four hours per week to our operations, our operations may be sporadic and occur at times which are convenient to them. As a result, exploration of the property may be periodically interrupted or suspended.

Risks associated with this offering:

  Because our officers and directors will own more than 50% of the outstanding shares after this offering, they will be able to decide who will be directors and you may not be able to elect any directors.

  Even if we sell all 2,000,000 shares of common stock in this offering, our officers and directors will still own 5,000,000 shares and will continue to control us. As a result, after completion of this offering, regardless of the number of shares we sell, our officers and directors will be able to elect all of our directors and control our operations.

  Because we do not have an escrow or trust account for your subscription, if we file for bankruptcy protection or are forced into bankruptcy, or a creditor obtains a judgment against us and attaches the subscription, you will lose your investment.

  Your funds will not be placed in an escrow or trust account. Accordingly, if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws. If a creditor sues us and obtains a judgment against us, the creditor could garnish the bank account and take possession of the subscriptions. As such, if the minimum conditions of this offering are not satisfied, it is possible that a creditor could attach your subscription which could preclude or delay the return of money to you. If that happens, you will lose your investment and your funds will be used to pay creditors.

  Because our officers and directors are risking a small amount of capital and property, while you on the other hand are risking up to $200,000, as an equity investment, if we fail, you will absorb most of the loss.

  Our officers and directors will receive a substantial benefit from your investment. They provided services and supplied the property, paid expenses and advanced cash all of which totaled $35,625. You on the other hand, will be providing all of the cash, through your equity investment, for our operations. As a result, if we cease operations for any reason, you will lose your investment. Further, we have not considered and will not consider any activity beyond our current exploration program until we have completed our exploration program.

  NASD sales practice requirements may limit a stockholder's ability to buy and sell our stock.

  The NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

  Because there is no public trading market for our common stock, you may not be able to resell your stock.

  There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale.

USE OF PROCEEDS

Our offering is being made on a direct public offering, without any involvement of underwriters or broker-dealers, $100,000 minimum, $200,000 maximum basis. The table below sets forth the use of proceeds i/f $100,000, $150,000 or $200,000 of the offering is sold.

	$100,000	$150,000	$200,000

Gross proceeds	$100,000	$150,000	$200,000
Offering expenses	$35,000	$35,000	$35,000
Net proceeds	$65,000	$115,000	$165,000

The net proceeds will be used as follows:

Consulting Services	$5,000	$5,000	$5,000
Drilling	$57,000	$107,000	$157,000
SEC filing	$3,000	$3,000	$3,000

Offering expenses consist of: (1) legal services, (2) accounting fees, (3) fees due the transfer agent, (4) printing expenses,; and (5) filing fees.

Exploration expenditures consist of fees to be paid for consulting services connected with exploration, the cost of supervising our drilling program. We are not going to spend any sums of money or implement our exploration program until this offering is completed. We have not begun exploration. Drilling will cost $20.00 per foot which includes the cost of pipe and casing. We will drill one or two wells on the property, each to a maximum depth of 6,000 feet. One half of the cost of drilling will be paid by DNR Oil & Gas Company and Colorado Oil & Gas, Inc.

Rent is for our office including telephone service, mail, stationary, accounting, acquisition of office equipment and supplies.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $200,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

*	our lack of operating history
*	the proceeds to be raised by the offering
*	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and
*	our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of May 31, 2006, the net tangible book value of our shares of common stock was ($1,824) or approximately ($0.0004) per share based upon 5,000,000 shares outstanding.

If 100% of the Shares Are Sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 7,000,000 shares to be outstanding will be $163,176 or approximately $0.0233 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0237 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.0767 per share.

After completion of this offering, if 2,000,000 shares are sold, investors will own approximately 28.57% of the total number of shares then outstanding for which you will have made a cash investment of $200,000, or $0.10 per share. Your percentage of capital contribution will be 0.9850%. Our existing stockholders will own approximately 71.43% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $3,050, or approximately $0.0006 per share.

If 755% of the Shares Are Sold:

Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 6,500,000 shares to be outstanding will be $113,176, or approximately $0.0174 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0178 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.0826 per share.

After completion of this offering, if 1,500,000 shares are sold, investors will own approximately 23.08% of the total number of shares then outstanding for which you will have made a cash investment of $150,000, or $0.10 per share. Your percentage of capital contribution will be 98.01%. Our existing stockholders will own approximately 76.92% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $3,050, or approximately $0.0006 per share.

If 50% of the Shares Are Sold:

Upon completion of this offering, in the event 50% of the shares are sold, the net tangible book value of the 6,000,000 shares to be outstanding will be $63,176, or approximately $0.0105 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0109 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.0895 per share.

After completion of this offering, if 1,000,000 shares are sold, investors will own approximately 16.67% of the total number of shares then outstanding for which you will have made a cash investment of $100,000, or $0.10 per share. Your percentage of capital contribution will be 97.04%. Our existing stockholders will own approximately 83.33% of the total number of shares then outstanding, for which they have made contributions of cash and/or services and/or other assets, totaling $3,050, or approximately $0.0006 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders if all of the Shares are Sold:

Price per share	$0.10
Net tangible book value per share before offering	$(0.0004)
Potential gain to existing shareholders	$0.0237
Net tangible book value per share after offering	$0.0233
Increase to present stockholders in net tangible book value per share after offering	$0.0767
Capital contributions	$50.00
Number of shares outstanding before the offering	5,000,000
Number of shares after offering held by existing stockholders	5,000,000
Percentage of ownership after offering	71.43%

Purchasers of Shares in this Offering if all Shares Sold

Price per share	$0.10
Dilution per share	$0.0767
Capital contributions	$200,000
Percentage of Capital Contributions	(98.50%)
Number of shares after offering held by public investors	2,000,000
Percentage of ownership after offering	28.57%

Purchasers of Shares in this Offering if 75% of Shares Sold

Price per share	$0.10
Dilution per share	$0.0826
Capital contributions	$150,000
Percentage of Capital Contributions	(98.01%)
Number of shares after offering held by public investors	1,500,000
Percentage of ownership after offering	23.08%

Purchasers of Shares in this Offering if 50% of Shares Sold

Price per share	$0.10
Dilution per share	$0.0895
Capital contributions	$100,000
Percentage of Capital Contributions	(97.04%)
Number of shares after offering held by public investors	1,000,000
Percentage of ownership after offering	16.67%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering up to a total of 2,000,000 shares of common stock in a direct public offering, without any involvement of underwriters or broker-dealers, 1,000,000 shares minimum, 2,000,000 shares maximum. The offering price is $0.10 per share. In the event that 1,000,000 shares are not sold within the 270 days, all money received by us will be promptly returned to you without interest or deduction of any kind. However, future actions by creditors in the subscription period could preclude or delay us in refunding your money. If at least 1,000,000 shares are sold within 270 days, all money received by us will be retained by us and there will be no refund. Funds will be held in a separate account at Bank of Montreal located at 595 Burrard Street, Vancouver, British Columbia, Canada V7X 1L7 and its telephone number is (604) 665-2643. Sold securities are deemed securities which have been paid for with collected funds prior to expiration of 270 days. Collected funds are deemed funds that have been paid by the drawee bank. The foregoing account is not an escrow, trust of similar account. It is merely a separate account under our control where we have segregated your funds. As a result, creditors could attach the funds. There are no finders involved in our distribution.

We will sell the shares in this offering through our officers and directors. They will receive no commission from the sale of any shares. They will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

1.   The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2.   The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.   The person is not at the time of their participation, an associated person of a broker/dealer; and,

4.   The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with broker/dealers. They are and will continue to be our officers and directors at the end of the offering and have not been during the last twelve months and are currently not broker/dealers or associated with a broker/dealers. They have not and will not participate in selling and offering securities for any issuer more than once every twelve months.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. Mr. Berry will also distribute the prospectus to potential investors at the meetings, to business associates and to his friends and relatives who are interested in us and a possible investment in the offering. No shares purchased in this offering will be subject to any kind of lock-up agreement.

We intend to sell our shares in the states of New Mexico, Illinois, Georgia, Wyoming, Colorado, New York, New Jersey, Washington D.C. and/or outside the United States.

Section 15(g) of the Exchange Act

Our shares are "penny stocks"covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While section 15(g) and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Since our shares are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers, many broker/dealers may not want to make a market in our shares or conduct any transactions in our shares. As such your ability to dispose of your shares may be adversely affected. Because the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

Offering Period and Expiration Date

This offering will start on the date of this registration statement is declared effective by the SEC and continue for a period of 180 days. We may extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us.

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distribute.

Procedures for Subscribing

We will not accept any money until this registration statement is declared effective by the SEC. Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must execute and deliver a subscription agreement
  deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to " COBRA OIL & GAS COMPANY"

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

BUSINESS

General

We are a start-up corporation organized under the laws of the State of Nevada, on November 18, 2005, for the purpose of purchasing, developing and operating oil and gas leases. We are currently not earning any revenues and is not conducting any business operations, except for the acquisition of one undeveloped oil and gas lease.

We do not intend to acquire additional oil and gas leases until it has initiated drilling operations on its existing lease.

We have no revenues, have achieved losses since inception, have no operations, have been issued a going concern opinion and rely upon the sale of our securities to fund operations.

We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause us to change our plans.

Operations

Our proposed plans call for us to consider several factors in choosing a region for acquisition of oil and gas leases. First, the Company intends to acquire prospects in Colorado. At the present time, we have acquired three oil and gas leases. We have not targeted any additional oil and gas leases for acquisition. We intend to acquire additional oil and gas leases from other oil and gas companies upon completion of exploration of our current leases.

We intend to engage third parties such as a drilling contractor, geologist and engineer to direct the drilling of one well on the lease. As of the date hereof, we have not entered into any negotiations with any drilling contractors, geologists or engineers and there is no assurance that we will ever enter into any contracts with any drilling contractors, geologists or engineers.

We will determine which leases we are interested in acquiring based upon the analysis of technical and production data, on site verification of any well equipment and production capability, and verification of ownership of lease hold rights. We anticipate that it will take from four to six months to acquire additional leasehold interests after completing our investigation of a proposed prospect. Further, we intend upon diversifying our production portfolio with respect to both reservoir production characteristics and to market access. Production portfolio is comprised of all producing oil and gas leases owned by us. Reservoir production characteristics is the information which defines the nature of the porous, permeable sedimentary rocks which contain commercial quantities of oil or gas. Market access is the demand for the particular grade of oil which is located in a particular reservoir. We believe that the overall effect of these two unrelated characteristics is to significantly lower the overall risk of our strategy.

We do not anticipate acquiring additional leasehold interests during the next twelve months.

Geological and Geophysical Techniques

We may engage detailed geological interpretation combined with advanced seismic exploration techniques to identify the most promising leases.

Geological interpretation is based upon data recovered from existing oil and gas wells in an area and other sources. Such information is either purchased from the company that drilled the wells or becomes public knowledge through state agencies after a period of years. Through analysis of rock types, fossils and the electrical and chemical characteristics of rocks from existing wells, we can construct a picture of rock layers in the area. We will have access to the well logs and decline curves from existing operating wells. Well logs allow us to calculate an original oil or gas volume in place while decline curves from production history allow us to calculate remaining proved producing reserves. We have not purchased, leased, or entered into any agreements to purchase or lease any of the equipment necessary to conduct the geological or geophysical testing referred to herein and will only be able to do so upon raising additional capital through loans or the sale of equity securities.

Market for Oil and Gas Production

The market for oil and gas production is regulated by both the state and federal governments. The overall market is mature and with the exception of gas, all producers in a producing region will receive the same price. The major oil companies will purchase all crude oil offered for sale at posted field prices. There are price adjustments for quality difference from the Benchmark. Benchmark is Saudi Arabian light crude oil employed as the standard on which OPEC price changes have been based. Quality variances from Benchmark crude results in lower prices being paid for the variant oil. Oil sales are normally contracted with a purchaser or gatherer as it is known in the industry who will pick-up the oil at the well site. In some instances there may be deductions for transportation from the well head to the sales point. At this time the majority of crude oil purchasers do not charge transportation fees, unless the well is outside their service area. The service area is a geographical area in which the purchaser of crude oil will not charge a fee for picking upon the oil. The purchaser or oil gatherer as it is called within the oil industry, will usually handle all check disbursements to both the working interest and royalty owners. We will be a working interest owner. By being a working interest owner, we are responsible for the payment of our proportionate share of the operating expenses of the well. Royalty owners and over-riding royalty owners receive a percentage of gross oil production for the particular lease and are not obligated in any manner whatsoever to pay for the costs of operating the lease. Therefore, we, in most instances, will be paying the expenses for the oil and gas revenues paid to the royalty and over-riding royalty interests.

Gas sales are by contract. The gas purchaser will pay the well operator 100% of the sales proceeds on or about the 25th of each and every month for the previous months sales. The operator is responsible for all checks and distributions to the working interest and royalty owners. There is no standard price for gas. Prices will fluctuate with the seasons and the general market conditions. It is our intention to utilize this market when ever possible in order to maximize revenues. We do not anticipate any significant change in the manner production is purchased, however, no assurance can be given at this time that such changes will not occur.

Acquisition of Future Leases

Our principal activity in the future will be the acquisition, development and operation of producing oil and gas leases. The acquisition process may be lengthy because of the amount of investigation which will be required prior to submitting a bid to a major oil company. Currently, we are not engaged in any bidding process. Verification of each property and the overall acquisition process can be divided into three phases, as follows:

Phase 1. Field identification. In some instances the seller will have a formal divestiture department that will provide a sales catalog of leases which will be available for sale. Review of the technical filings made to the states along with a review of the regional geological relationships, released well data and the production history for each lease will be utilized. In addition a review of the proprietary technical data in the sellers office will be made and calculation of a bid price for the field. We believes that the estimated cost of Phase 1 for one property will be approximately $5,000.

Phase 2. Submission of the Bid. Each bid will be made subject to further verification of production capacity, equipment condition and status, and title. We believe that the estimated cost of Phase 2 for one property will be approximately $50,000.

Phase 3. Closing. Final price negotiation will take place. Cash transfer and issuance of title opinions. Tank gauging and execution of transfer orders. The cost of Phase 3 cannot be estimated at this time and is entirely dependent upon negotiations with the seller and the seller's offering price for the property.

After closing has occurred, the newly acquired property will be turned over to us for possible work-overs or operational changes which will in our estimation increase each well's production.

In connection with the acquisition of an oil and gas lease for work-over operations, we will be able to assume 100% ownership of the working-interest and surface production equipment facilities with only minor expenses. In exchange for an assignment of the lease, we intend to assume the obligation to plug and abandon the well in the event we determine that reworking operations are either too expensive or will not result in production in paying quantities. The cost of plugging a well can run from $500 to $15,000, depending on the condition of the well.

Several major oil companies have recently placed numerous oil and gas properties out for competitive bidding. We currently do not have sufficient revenues or funds available for us to make bids on such properties. We have not initiated a search for additional leases and do not intend to do so until we raise additional capital for the acquisition of additional leases. The only money we intend to raise at this time is to conduct drilling operations on the three leases we currently own. We believe that it is not an efficient use of time to search for additional prospects when we do not have sufficient capital to acquire and develop additional leases. We intend to raise additional capital through loans or the sale of equity securities in order to have sufficient funds to make a bid for such properties, but only after we have completed exploration of our three leases.

At the present time, we have not identified any specific oil and gas leases which we intend to acquire and will only be able to make such determination upon raising capital at a later date.

Our Ownership Interest

Currently, we own a 50% working interest, 40% net revenue interest in three non-producing oil and gas leases. The oil and gas leases cover:

*	The NE/4 of Section 23 and all of Section 24, Township 1 South, Range 62 West, 6th Prime Meridian, Adams County, Colorado, containing 800 acres more or less.

We acquired our oil and gas lease by assignment from J. Mark Webster, on May 15, 2006. We paid $23,000 for a 100% working interest, 80% net revenue interest in Section 24 and a 50% working interest, 40% net revenue interest in the NE/4 of Section 23.

Thereafter we transferred by joint venture agreement, a 25% working interest, 20% net revenue interest in our leases in Section 24 and a 12.5% working interest, 10% net revenue interest in our leases in the NE/4 of Section 23 to DNR Oil & Gas, Inc. in consideration of $5,750.00.

We also transferred by joint venture agreement, a 25% working interest, 20% net revenue interest in our leases in Section 24 and a 12.5% working interest, 10% net revenue interest in our leases to Colorado Oil & Gas, Inc. in consideration of $5,750.00.

The foregoing means with respect to Section 24, that we are responsible for 50% of the expenses of developing and operating the lease, but will only receive 40% of the revenues derived from the sale of the oil and/or gas from the lease. DNR Oil & Gas, Inc. is responsible for 25% of the expenses of developing and operating the leases and will receive 20% of the revenues. Colorado Oil & Gas, Inc. is responsible for 25% of the expenses of developing the leases and will receive 20% of the revenues.

With respect to the NE/4 of Section 23, it means that we are responsible for 25% of the expenses of developing and operating the lease, but will only receive 20% of the revenues derived from the sale of the oil and/or gas from the lease. DNR Oil & Gas, Inc. is responsible for 12.5% of the expenses of developing and operating the leases and will receive 10% of the revenues. Colorado Oil & Gas, Inc. is responsible for 12.5% of the expenses of developing the leases and will receive 10% of the revenues. One half of the minerals have not been leased. Accordingly, at this time, we would not consider any exploration activity on the NE/4 of Section 23. We would only consider exploration activity on the NE/4 of Section 23 in the event we obtained oil and gas leases from mineral owners of the unleased 50% portion of the NE/4 of Section 23. There is no assurance that we will ever be able to obtain the leases and accordingly there is no assurance that we will ever conduct any exploration activity on the NE/4 of Section 23.

J. Mark Webster retained an overriding royalty of 6% of gross revenues from Section 24 and 7.5% from the NE/4 of Section 23. Linnebur Farms Corporation has a 14% royalty on all of Section 24 and Ivol A. Ferguson, a widow, has a 12.5% royalty on the NE/4 of Section 23. The term of the leases is for a period of three years from July 18, 2005 on Section 24 and three years from August 26, 2005 on the NE/4 of Section 23. The leases may be extended beyond the termination date by producing oil and/or gas in paying quantities. Production in paying quantities requires that the revenues from the lease exceed the expense of operating the lease. We intend to begin drilling operations on Section 24 upon completion of this public offering. Thereafter, we intend to engage a drilling contractor, geologist and engineer to initiate its proposed drilling operations. There is no assurance that any of the foregoing will be accomplished by us.

Competition

The oil and gas industry is highly competitive. Our competitors and potential competitors include major oil companies and independent producers of varying sizes of which are engaged in the acquisition of producing properties and the exploration and development of prospects. Most of our competitors have greater financial, personnel and other resources than does We and therefore have a greater leverage to use in acquiring prospects, hiring personnel and marketing oil and gas. Accordingly, a high degree of competition in these areas is expected to continue.

Governmental Regulation

The production and sale of oil and gas is subject to regulation by state, federal and local authorities. In most areas there are statutory provisions regulating the production of oil and natural gas under which administrative agencies may set allowable rates of production and promulgate rules in connection with the operation and production of such wells, ascertain and determine the reasonable market demand of oil and gas, and adjust allowable rates with respect thereto

The sale of liquid hydrocarbons was subject to federal regulation under the Energy Policy and Conservation Act of 1975 which amended various acts, including the Emergency Petroleum Allocation Act of 1973. These regulations and controls included mandatory restrictions upon the prices at which most domestic crude oil and various petroleum products could be sold. All price controls and restrictions on the sale of crude oil at the wellhead have been withdrawn. It is possible, however, that such controls may be reimposed in the future but when, if ever, such reimposition might occur and the effect thereof on We cannot be predicted.

The sale of certain categories of natural gas in interstate commerce is subject to regulation under the Natural Gas Act and the Natural Gas Policy Act of 1978 ("NGPA"). Under the NGPA, a comprehensive set of statutory ceiling prices applies to all first sales of natural gas unless the gas is specifically exempt from regulation (i.e., unless the gas is "deregulated"). Administration and enforcement of the NGPA ceiling prices are delegated to the FERC. In June 1986, the FERC issued Order No. 451, which, in general, is designed to provide a higher NGPA ceiling price for certain vintages of old gas. It is possible, though unlikely, that We may in the future acquire significant amounts of natural gas subject to NGPA price regulations and/or FERC Order No. 451.

Our operations are subject to extensive and continually changing regulation because legislation affecting the oil and natural gas industry is under constant review for amendment and expansion. Many departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the oil and natural gas industry and its individual participants. The failure to comply with such rules and regulations can result in large penalties. The regulatory burden on this industry increases our cost of doing business and, therefore, affects our profitability. However, we do not believe that we are affected in a significantly different way by these regulations than our competitors are affected.

Transportation and Production

Transportation and Sale of Oil and Natural Gas. We can make sales of oil, natural gas and condensate at market prices which are not subject to price controls at this time. The price that we receive from the sale of these products is affected by our ability to transport and the cost of transporting these products to market. Under applicable laws, the Federal Energy Regulatory Commission ("FERC") regulates:

-	the construction of natural gas pipeline facilities, and
-	the rates for transportation of these products in interstate commerce.

Our possible future sales of natural gas are affected by the availability, terms and cost of pipeline transportation. The price and terms for access to pipeline transportation remain subject to extensive federal and state regulation. Several major regulatory changes have been implemented by Congress and the FERC from 1985 to the present. These changes affect the economics of natural gas production, transportation and sales. In addition, the FERC is continually proposing and implementing new rules and regulations affecting these segments of the natural gas industry that remain subject to the FERC's jurisdiction. The most notable of these are natural gas transmission companies.

The FERC's more recent proposals may affect the availability of interruptible transportation service on interstate pipelines. These initiatives may also affect the intrastate transportation of gas in some cases. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry. These initiatives generally reflect more light-handed regulation of the natural gas industry. The ultimate impact of the complex rules and regulations issued by the FERC since 1985 cannot be predicted. In addition, some aspects of these regulatory developments have not become final but are still pending judicial and FERC final decisions. We cannot predict what further action the FERC will take on these matters. However, We do not believe that any action taken will affect it much differently than it will affect other natural gas producers, gatherers and marketers with which We might compete against.

Effective as of January 1, 1995, the FERC implemented regulations establishing an indexing system for transportation rates for oil. These regulations could increase the cost of transporting oil to the purchaser. We do not believe that these regulations will affect it any differently than other oil producers and marketers with which it competes with.

Regulation of Drilling and Production. Our proposed drilling and production operations are subject to regulation under a wide range of state and federal statutes, rules, orders and regulations. Among other matters, these statutes and regulations govern:

-	the amounts and types of substances and materials that may be released into the environment,
-	the discharge and disposition of waste materials,
-	the reclamation and abandonment of wells and facility sites, and
-	the remediation of contaminated sites,

and require:

-	permits for drilling operations,
-	drilling bonds, and
-	reports concerning operations.

Colorado law contains:

-	provisions for the unitization or pooling of oil and natural gas properties,
-	the establishment of maximum rates of production from oil and natural gas wells, and
-	the regulation of the spacing, plugging and abandonment of wells.

Environmental Regulations

General. Our operations are affected by the various state, local and federal environmental laws and regulations, including the:

-	Clean Air Act,
-	Oil Pollution Act of 1990,
-	Federal Water Pollution Control Act,
-	Resource Conservation and Recovery Act ("RCRA"),
-	Toxic Substances Control Act, and
-	Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA").

these laws and regulations govern the discharge of materials into the environment or the disposal of waste materials, or otherwise relate to the protection of the environment. In particular, the following activities are subject to stringent environmental regulations:

-	drilling,
-	development and production operations,
-	activities in connection with storage and transportation of oil and other liquid hydrocarbons, and
-	use of facilities for treating, processing or otherwise handling hydrocarbons and wastes.

Violations are subject to reporting requirements, civil penalties and criminal sanctions. As with the industry generally, compliance with existing regulations increases our overall cost of business. The increased costs cannot be easily determined. Such areas affected include:

-	unit production expenses primarily related to the control and limitation of air emissions and the disposal of produced water,
-

capital costs to drill exploration and development wells resulting from expenses primarily related to the management and disposal of drilling fluids and other oil and natural gas exploration wastes, and

-	capital costs to construct, maintain and upgrade equipment and facilities and remediate, plug and abandon inactive well sites and pits.

Environmental regulations historically have been subject to frequent change by regulatory authorities. Therefore, we are unable to predict the ongoing cost of compliance with these laws and regulations or the future impact of such regulations on its operations. However, We do not believe that changes to these regulations will have a significant negative affect on its operations.

A discharge of hydrocarbons or hazardous substances into the environment could subject us to substantial expense, including both the cost to comply with applicable regulations pertaining to the clean up of releases of hazardous substances into the environment and claims by neighboring landowners and other third parties for personal injury and property damage. We do not maintain insurance for protection against certain types of environmental liabilities.

The Clean Air Act requires or will require most industrial operations in the United States to incur capital expenditures in order to meet air emission control standards developed by the EPA and state environmental agencies. Although no assurances can be given, We believes the Clean Air Act requirements will not have a material adverse effect on our financial condition or results of operations.

RCRA is the principal federal statute governing the treatment, storage and disposal of hazardous wastes. RCRA imposes stringent operating requirements, and liability for failure to meet such requirements, on a person who is either:

-	a "generator" or "transporter" of hazardous waste, or
-	an "owner" or "operator" of a hazardous waste treatment, storage or disposal facility.

At present, RCRA includes a statutory exemption that allows oil and natural gas exploration and production wastes to be classified as non-hazardous waste. As a result, We will not be subject to many of RCRA's requirements because its operations will probably generate minimal quantities of hazardous wastes.

CERCLA, also known as "Superfund", imposes liability, without regard to fault or the legality of the original act, on certain classes of persons that contributed to the release of a "hazardous substance" into the environment. These persons include:

-	the "owner" or "operator" of the site where hazardous substances have been released, and
-	companies that disposed or arranged for the disposal of the hazardous substances found at the site.

CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. In the course of our ordinary operations, We could generate waste that may fall within CERCLA's definition of a "hazardous substance". As a result, We may be liable under CERCLA or under analogous state laws for all or part of the costs required to clean up sites at which such wastes have been disposed.

Under such law we could be required to:

-	remove or remediate previously disposed wastes, including wastes disposed of or released by prior owners or operators,
-	clean up contaminated property, including contaminated groundwater, or
-	perform remedial plugging operations to prevent future contamination.

We could also be subject to other damage claims by governmental authorities or third parties related to such contamination.

While the foregoing regulations appear extensive, we believes that because it will initially be drilling and operating one oil or gas well, compliance with the foregoing regulations will not have any material adverse affect upon We. Further, We believes it will only spend minimal amounts of money to comply therewith in connection with its one proposed well.

Company's Office

Our offices are located at 17790 E. Purdue Place, Aurora, Colorado 80013, and our telephone number is (303) 618-2855. This is the home of John Herzog, one of our officers and directors. We use the space on a rent free basis from Mr. Herzog as well as equipment including computers, office computer programs, fax machines, small copy machines, a scanner, telephones, desks, files and fixtures. Mr. Herzog donates the space and office equipment to us.

Employees

We are a development stage company and currently has no employees other than its Officers and Directors.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward- looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

Plan of Operation

We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business operations. An exploration stage corporation is one engaged in the search for oil and gas reserves which are not in either the development or production stage.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin selling oil and gas. Accordingly, we must raise cash from sources other than the sale of oil and gas found on the property, if at all. Our only other source for cash at this time is investments by others in this offering. We must raise cash to implement our project and stay in business. The minimum amount of the offering will allow us to operate for at least one year. Our success or failure will be determined by what we find under the ground. The more money we raise, the more drilling we can conduct. Since we do not know what we will find under the ground, we cannot tell you if we will be successful even if we raise the maximum amount of this offering. We will not begin drilling until we raise money from this offering. We believe we will need to raise the minimum gross amount in this offering of $100,000, $65,000 net, in order to remove uncertainties surrounding our ability to continue as a going concern. The $100,000 in gross proceeds or $65,000 in net proceeds will allow us to drill one or two wells on the property, each to a maximum depth of 6,000 feet. One half of the cost of drilling will be paid by DNR Oil & Gas Company and Colorado Oil & Gas, Inc. If we find oil and gas, we will begin selling the oil and gas and proceed to raise additional capital to drill more wells. If we do not find oil and gas, we intend to find a new property and raise additional funds to drill thereon. We have targeted any additional properties and do not intend to do so, until we complete exploration of our current three leases.

We will be conducting research in the form of drilling on the property. Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months other than casing, pipe, a pump jack, and tanks. Casing and pipe will be purchased with the proceeds of this offering. A pump jack and tanks will be purchased only if we strike oil. A pump jack and tanks are unnecessary if we find gas.

We do not intend to interest other companies in the property if we find oil and/or gas. We intend to develop the property our self.

If we are unable to complete drilling one well on the property, we will suspend operations until we raise more money. If we can't or don't raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything.

We do not intend to hire additional employees at this time. All of the work on the property will be conduct by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for drilling one well.

In the event we complete our exploration program prior to the end of one year, and it is anticipated we will do so as reflected in the milestones that follow, if we find oil and/or gas, we will spend the balance of the year creating a program for development of the property. If we do not find oil and/or gas on the property, we attempt to locate a new property, raise additional money, and explore the new property.

Milestones

The following are our milestones:

1.	0-90 days after completion of the offering, retain our consultant to manage the exploration of the property. - Cost $5,000. Time of retention 0-90 days.

2.

90-270 days after completion of the offering. - Drilling. Drilling will cost $20.00 per foot. This cost includes placing casing and pipe in the ground. We will drill one or two wells on the property, each to a maximum depth of 6,000 feet. One half of the cost of drilling will be paid by DNR Oil & Gas Company and Colorado Oil & Gas, Inc. - Cost $60,000. Time to conduct drilling - 90 days.

3.

270-365 days after completion of the offering. Either begin production and raise additional capital to drill other wells on the property or if oil and/or gas is not found, target a new property and raise additional capital to explore the new property.

The cost of the subcontractors is included in cost of drilling. All funds for the foregoing activities will be obtained from this public offering.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of the property, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we must find oil and/or gas in paying quantities. We are seeking equity financing to provide for the capital required to drill one or two wells.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Legal fees in the amount of $10,000 are due to Mr. Lysiak upon SEC effectiveness. They will be paid from the proceeds of this offering. In the event the minimum amount is not raised from the offering, Mr. Berry, our president has agreed to pay the fees.

Results of Operations

From Inception on November 18, 2005

We will be drilling one or two wells on the property upon completion of this offering.

Since inception, Doug Berry, one of our officers and directors has paid all our expenses to acquire our oil and gas leases and for legal and accounting expenses. Net cash provided by Mr. Berry from inception on November 18, 2005 to May 31, 2006 was $35,625. Of the monies advanced by Mr. Berry will be repaid to him from revenues generated from the sale of oil and/or gas.

Liquidity and Capital Resources

To meet our need for cash we are attempting to raise money from this offering. We will be able to stay in business for one year if we raise at least $100,000 gross proceeds, $65,000 net proceeds. Whatever money we do raise, will be applied to the items set forth in the Use of Proceeds section of this prospectus. If we find oil and/or gas, we will attempt to raise additional money through a subsequent private placement, public offering or through loans to drill additional wells on the property. To do so, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others.

Our sole officer and director is willing to commit to loan us money for our operations until this offering has been completed or until the offering period has expired. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. If we raise the minimum amount of money from this offering, it will last a year. Other than as described in this paragraph, we have no other financing plans.

As of the date of this registration statement, we have acquired three oil and gas leases, but have not generated any revenues from our business operations.

We issued 5,000,000 shares of common stock through pursuant to Regulation S of the Securities Act of 1933. This was accounted for as a purchase of shares of common stock, in consideration of $50.00 in cash.

As of May 31, 2006, our total assets were $35,094 and our total liabilities were $36,918.

MANAGEMENT

Officers and Directors

Our sole director serves until his successor is elected and qualified. Our sole officer is elected by the board of directors to a term of one (1) year and serves until his successor is duly elected and qualified, or until he is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present sole officer and director is set forth below:

Name and Address	Age	Position(s)
Doug Berry	49	president, principal executive officer, treasurer
203-17711 64th Avenue		and principal financial officer and a member of
White Rock, British Columbia		the board of directors
Canada V4B 1A8

John Herzog	62	vice president and director
17790 E. Purdue Place
Aurora, CO 80013

The persons named above are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of Officers and Directors

Since our inception on November 18, 2005, Mr. Berry has been our president, principal executive officer, treasurer, principal financial officer, principal accounting officer, secretary and a member of our board of directors. From April 30, 2004 to May 2005, Mr. Berry was president, chief executive officer secretary, treasurer of Sheer Ventures, Inc. and was been a member of its board of directors from April 30, 2004 to September 22, 2005. Since 1994, Mr. Berry has been President of D.B. Management Ltd., a private British Columbia corporation that invests in start-up companies along with assisting in various consulting activities. From December 7, 2001 to April 17, 2004, Mr. Berry was President of Countryside Review Inc., a United States reporting company that developed an online equestrian magazine dedicated to the equestrian lifestyle.

Since December 1, 2005, John Herzog has been our vice president and a member of the board of directors. Since June 2001, Mr. Herzog has been president of Business Information Systems, Inc., located in Aurora, Colorado. Business Information Systems, Inc. is engaged in the business of developing applications, consulting on software development, business systems, and programming. Since September 2003, Mr. Herzog has been a director and chief financial officer of Arete Industries, Inc., a Colorado corporation located in Westminster, Colorado. Arete Industries, Inc. is a shell corporation and is traded on the Bulletin Board under the symbol "ARET." From March 2001 to December 2002, Mr. Herzog was a director of Net Commerce, Inc., located in Westminster, Colorado. Net Commerce, Inc. is dormant. Net Commerce, Inc. was traded on the Bulletin Board under the symbol "NEET." From April 2006 to present, Mr. Herzog is president of Avatar Technology Group, Inc., a private company located in West Minster, Colorado. Avatar Technology Group, Inc. is engaged in the business of delivery of technology solutions to small and medium size businesses. Mr. Herzog graduated from Drexel University in 1967 with a Bachelor of Science degree in Electrical Engineering, and in 1970 with a Master of Science degree in Biomedical Engineering. In 1976, he received a Doctor of Philosophy degree in Pathology from Temple University.

Conflicts of Interest

At the present time, we do not foresee a conflict of interest because we do not intend to acquire any additional properties and our officers and directors do not intend to acquire any additional properties. The only conflict that we foresee is the time our officers and directors devote to other projects that do not involve us. In the event that either one of our officers and directors cease devoting time to our operations, they have agreed to resign as an officer and director.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us from inception on November 18, 2005 through May 31, 2006. The compensation addresses all compensation awarded to, earned by, or paid the to our named executive officers for the fiscal year ended May 31, 2006. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table
Long-Term Compensation
			Annual Compensation			Awards	Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Securities
Restricted
				Other	Under	Shares or		Other
				Annual	Options/	Restricted		Annual
Names Executive				Compen-	SARs	Share	LTIP	Compen-
Officer and	Year	Salary	Bonus	sation	Granted	Units	Payouts	sation
Principal Position	Ended	(US$)	(US$)	(US$)	(#)	(US$)	(US$)	(US$)
Doug Berry	2006	1,800	0	0	0	0	0	0
President

John Herzog	2006	0	0	0	0	0	0	0
Vice President

We have not paid any officers or directors salaries in 2006, and we do not anticipate paying any officers or directors salaries at any time in 2006. We will not begin paying our officers salaries until we have adequate funds to do so.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Long-Term Incentive Plan Awards

We not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

Our directors do not receive any compensation for serving as members of the board of directors.

Employment Contracts

As of the date hereof, we have not entered into employment contracts with any of our officers and do not intend to enter into any employment contracts until such time as it profitable to do so.

Indemnification

Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

		Number of	Percentage of
		Shares After	Ownership After
	Number of	Offering	the Offering
	Shares	Assuming all	Assuming all of
Name and Address	Before the	of the Shares	the Shares are
Beneficial Ownership [1]	Offering	are Sold	Sold
Doug Berry	5,000,000	5,000,000	71.43%
17790 E. Purdue Place
White Rock, British Columbia
Canada V4B 1A8

John Herzog	0	0	0.00%
17790 E. Purdue Place
Aurora, CO 80013

All Officers and Directors	5,000,000	5,000,000	71.43%
as a Group (1 person)

[1]   The persons named above may be deemed our "parents" and "promoters" within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of their direct and indirect stock holdings. Messrs. Berry and Herzog are our only "promoters."

Future Sales by Existing Stockholders

On November 30, 2005, Doug Berry, one of our officers and directors, acquired 5,000,000 shares of our common stock. The 5,000,000 shares of common stock are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Rule 144 provides that a person may not sell more than 1% of the total outstanding shares in any three month period and the sales must be sold either in a brokers'transaction or in a transaction directly with a market maker.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

A total of 5,000,000 shares of our stock are currently owned by Doug Berry, one of our officers and directors. He will likely sell a portion of his stock if the market price goes above $0.10. If he does sell his stock into the market, the sales may cause the market price of the stock to drop. Further, Mr. Berry may also sell at price levels below $0.10 per share.

Because Doug Berry, one of our officers and directors, and principal shareholder will control us after the offering, regardless of the number of shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is gone. This could result in a reduction in value to the shares you own because of the ineffective voting power.

No common stock is subject to outstanding options, warrants or securities convertible into common stock.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, present stockholders will own approximately 71.43% of our outstanding shares.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred Stock

We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares is at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control. 78.378 through 78.3793 of the Nevada Revised Statutes relates to control share acquisitions that may delay or make more difficult acquisitions or changes in our control, however, they only apply when we have 200 or more stockholders of record, at least 100 of whom have addresses in the state of Nevada appearing on our stock ledger and we do business in this state directly or through an affiliated corporation. Neither of the foregoing events seems likely will occur. Currently, we have no Nevada shareholders and since this offering will not be made in the state of Nevada, no shares will be sold to Nevada residents. Further, we do not do business in Nevada directly or through an affiliate corporation and we do not intend to do business in the state of Nevada in the future. Accordingly, there are no anti-takeover provisions that have the affect of delaying or preventing a change in our control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

Our stock transfer agent for our securities is Empire Stock Transfer, Inc., 7251 West Lake Mead Blvd., Suite 300, Las Vegas, Nevada 89128 and its telephone number is (702) 562-4091.

CERTAIN TRANSACTIONS

Our officers and directors has not received and will not receive anything of value, directly or indirectly, from us and we have not received and will not receive any assets, services or other consideration from them other than as described below.

On November 30, 2005, we issued a total of 5,000,000 shares of restricted common stock to Doug Berry, one of our officers and directors, in consideration of $50.00. This was accounted for as an acquisition of common stock.

From November 2005 through May 2006, Mr. Berry advanced on our behalf, $35,625 to pay for the cost of purchasing the leases, legal fees and accounting fees connected with this offering.

Messrs. Berry and Herzog are our only promoters. They have not received or will they receive anything of value from us, directly or indirectly in their capacities as a promoters.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to May 31, 2006, included in this prospectus have been audited by Ronald R. Chadwick, P.C., Certified Public Accountants, 2851 South Parker Road, Suite 720, Aurora, Colorado 80014 and its telephone number (303) 306-1967, as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is May 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by an Independent Certified Public Accountant.

Our financial statements immediately follow:

Audited Financial Statements for the period ended May 31, 2006:

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM	F-1

FINANCIAL STATEMENTS

Balance sheet	F-2
Statement of operations	F-3
Statement of stockholders' equity	F-4
Statement of cash flows	F-5
Notes to financial statements	F-7

RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road, Suite 720
Aurora, Colorado 80014
Telephone (303)306-1967
Fax (303)306-1944

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Cobra Oil and Gas Company
Aurora, Colorado

I have audited the accompanying balance sheet of Cobra Oil and Gas Company as of May 31, 2006 and the related statements of operations, stockholders' equity and cash flows for the period from November 18, 2005 (inception) through May 31, 2006. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cobra Oil and Gas Company as of May 31, 2006 and the related statements of operations, stockholders' equity and cash flows for the period from November 18, 2005 (inception) through May 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Aurora, Colorado	Ronald R. Chadwick, P.C.
July 17, 2006	RONALD R. CHADWICK, P.C.

COBRA OIL & GAS COMPANY
(An Exploration Stage Company)
BALANCE SHEET
May 31, 2006

ASSETS

Current assets
Cash	$13,583
Total current assets	13,583

Property and equipment
Oil and gas properties, non-producing, full cost method	11,511

Other assets
Deferred offering costs	10,000

Total Assets	$35,094

LIABILITIES & STOCKHOLDERS'EQUITY

Current Liabilities
Accounts payable and accrued liabilities	$700
Due to related party	36,218
36,918

Stockholders' Equity
Preferred stock, $.00001 par value;
100,000,000 shares authorized;
none issued and outstanding	-
Common stock, $.00001 par value;
100,000,000 shares authorized;
5,000,000 issued and outstanding	50
Donated capital	3,000
Deficit accumulated during the exploration stage	(4,874)

Total Stockholders' Equity	(1,824)

Total Liabilities and Stockholders' Equity	$35,094

The accompanying notes are an integral part of the financial statements.

COBRA OIL & GAS COMPANY
(An Exploration Stage Company)
STATEMENT OF OPERATIONS
November 18, 2005 (Inception) Through May 31, 2006

Revenue	$-

Expenses:
Bank charges	620
Accounting	700
Filing	125
Office expense	429
Rent	1,200
Management services	1,800
4,874

Loss from operations	(4,874)

Other income (expense)	-

Income (loss) before provision for income taxes	(4,874)

Provision for income tax	-

Net income (loss)	$(4,874)

Net income (loss) per share
(Basic and fully diluted)	$(0.00)

Weighted average number of
common shares outstanding	4,631,902

The accompanying notes are an integral part of the financial statements.

COBRA OIL & GAS COMPANY
(An Exploration Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY

				Deficit
				Accum.
				During the	Stock-
	Common Stock		Donated	Exploration	holders'
	Shares	Amount	Capital	Stage	Equity

Balances at November 18, 2005	-	$-	$-	$-	$-

November 30, 2005, 5,000,000 shares
of common stock issued for cash of
$50 to a founder, for
$.00001 per share	5,000,000	50			50

Donated services and rent			3,000		3,000

Gain (loss) for the period from
November 18, 2005 (Inception)
through May 31, 2006				(4,874)	(4,874)

Balances at May 31, 2006	5,000,000	$50	$3,000	$(4,874)	$(1,824)

The accompanying notes are an integral part of the financial statements.

COBRA OIL & GAS COMPANY
(An Exploration Stage Company)
STATEMENT OF CASH FLOWS
November 18, 2005 (Inception) Through May 31, 2006

Cash Flows From Operating Activities:
Net income (loss) during the exploration stage	$(4,874)

Adjustments to reconcile net loss to
net cash provided by (used for)
operating activities:
Donated office space and services	3,000
Changes in operating assets and liabilities
Accounts payable and accrued liabilities	700
Net cash provided by (used for)
operating activities	(1,174)

Cash Flows From Investing Activities:
Oil and gas properties	(11,511)
Net cash provided by (used for)
investing activities	(11,511)

The accompanying notes are an integral part of the financial statements.

COBRA OIL & GAS COMPANY
(An Exploration Stage Company)
STATEMENT OF CASH FLOWS
November 18, 2005 (Inception) Through May 31, 2006

(Continued From Previous Page)

Cash Flows From Financing Activities:
Sale of common stock	50
Deferred offering costs	(10,000)
Increase in due to related party	36,218
Net cash provided by (used for)
financing activities	26,268

Net Increase (Decrease) In Cash	13,583

Cash At The Beginning Of The Period	-

Cash At The End Of The Period	$13,583

Schedule Of Non-Cash Investing And Financing Activities

None

Supplemental Disclosure

Cash paid for interest	$-
Cash paid for income taxes	$-

The accompanying notes are an integral part of the financial statements.

COBRA OIL & GAS COMPANY
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 1.   ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Cobra Oil & Gas Company (the "Company"), was incorporated in the State of Nevada on November 18, 2005. The Company was formed to engage in identifying, investigating, exploring, and, where determined advantageous, developing, mining, refining, and marketing oil and gas. The Company may also engage in any other business permitted by law, as designated by the Board of Directors of the Company.

Exploration Stage

The Company is currently in the exploration stage and has no significant operations to date.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income tax

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 ("SFAS 109"). Under SFAS 109 deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Fiscal year

The Company employs a fiscal year ending May 31.

COBRA OIL & GAS COMPANY
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 1.   ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income (loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon the conversion of the Company's preferred stock (if any), are not included in the computation if the effect would be anti-dilutive and would increase the earnings or decrease loss per share.

Revenue recognition

Revenue is recognized on an accrual basis as earned under contract terms. The Company has had no revenue to date.

Oil and gas interests

The Company follows the full-cost method of accounting for oil and natural gas properties. Under this method, all costs incurred in the exploration, acquisition, and development, including unproductive wells, are capitalized in separate cost centers for each country. Such capitalized costs include contract and concessions acquisition, geological, geophysical, and other exploration work, drilling, completing and equipping oil and gas wells, constructing production facilities and pipelines, and other related costs.

The capitalized costs of oil and gas properties in each cost center are amortized on a composite units of production method based on future gross revenues from proved reserves. Sales or other dispositions of oil and gas properties are normally accounted for as adjustments of capitalized costs. Gain or loss is not recognized in income unless a significant portion of a cost center's reserves is involved. Capitalized costs associated with acquisition and evaluation of unproved properties are excluded from amortization until it is determined whether proved reserves can be assigned to such properties or until the value of the properties is impaired. If the net capitalized costs of oil and gas properties in a cost center exceed an amount equal to the sum of the present value of estimated future net revenues from proved oil and gas reserves in the cost center and the lower of cost or fair value of properties not being amortized, both adjusted for income tax effects, such excess is charged to expense.

Since the company has not produced any oil or gas, a provision for depletion has not been made.

COBRA OIL & GAS COMPANY
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 1.   ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Financial Instruments

The carrying value of the Company's financial instruments, including cash and cash equivalents, as reported in the accompanying balance sheet, approximates fair value.

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs (An Amendment of ARB No. 43, Chapter 4)". SFAS 151 amends and clarifies financial accounting and reporting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). The Company has adopted the provisions of SFAS No. 151 which are effective in general for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption did not have a material effect on the results of operations of the Company.

In December 2004, the FASB issued SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions (An Amendment of FASB Statements No. 66 and 67)". SFAS 152 amends FASB 66 and 67 to reference the accounting and reporting guidance for real estate time-sharing transactions provided for in AICPA Statement of Position 04-2. of The Company has adopted the provisions of SFAS No. 152 which are effective for financial statements for fiscal years beginning after June 15, 2005. The adoption did not have a material effect on the results of operations of the Company.

In December 2004, the FASB issued SFAS No. 153, "Exchange of Nonmonetary Assets (An Amendment of APB No. 29)". SFAS 153 amends Opinion 29 to eliminate the fair value accounting exception for nonmonetary exchanges of similar productive assets, and replaces that exception with a general exception for nonmonetary assets that do not have commercial substance. The Company has adopted the provisions of SFAS No. 153 which are effective in general for nonmonetary asset exchanges occurring in fiscal years beginning after June 15, 2005. The adoption did not have a material effect on the results of operations of the Company.

In March 2005, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment". SFAS 123(r) requires that the cost resulting from all share-based payment transactions be recognized in the financial statements.

COBRA OIL & GAS COMPANY
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 1.   ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

The Company has adopted the provisions of SFAS No. 123(r) which are effective in general for transactions entered into or modified after June 15, 2005. The adoption did not have a material effect on the results of operations of the Company.

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, "Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and SFAS No. 3". SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods'financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

In 2006, the FASB has issued SFAS No. 155 "Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140"and No. 156 "Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140", but they will not have a material effect in the Company's results of operations or financial position. Therefore, a description and its impact for each on the Company's operations and financial position have not been disclosed.

NOTE 2.   OIL & GAS PROPERTIES

During the period ended May 31, 2006, the Company entered into an "Assignment and Quit Claim of Oil and Gas Leases"agreement (the "Agreement") with Mark Webster (the "Assignor") whereby the Assignor assigned 100 % of Assignor's right, title and interest in and to the leasehold estate in cetain oil and gas leases located in Adams County, Colorado for a cash payment of $23,000. According to the Agreement, in part of the leasehold estate acreage the Assignor conveyed 100% of 8/8ths working interest with an 80.00% of 8/8ths net revenue interest to the Company with assignor reserving and retaining an overriding royalty interest equal to the difference between 80.00% of 8/8ths net revenue interest and any existing burdens, said overriding royalty interest in all oil, gas casing head gas and other hydrocarbon substances produced, saved and marketed under the terms of the leases or any extensions thereof. In another part of the acreage the Assignor conveyed 100% of a 4/8ths working interest with an 80.00% of 4/8ths net revenue interest to the Company. During the period ended May 31, 2006, the Company assigned 50% of its interest in the oil and gas leases for cash payments totalling $11,500 as follows:

DNR Oil & Gas Company - 25%; and
Colorado Oil & Gas, Inc.- 25%.

COBRA OIL & GAS COMPANY
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 3.   RELATED PARTY TRANSACTIONS

The Company recorded rent expense of $200 per month for the use of office space donated to the Company by an officer. Total rent expense under this arrangement was $1,200. The Company also recorded compensation expense of $300 per month ($1,800 total) for administrative and management services donated to the Company by an officer.

During the period ended May 31, 2006, the Company's officer advanced $35,625 to the Company under a loan payable. The loan is unsecured, payable on demand and bears interest at 6.0% per annum. The Company incurred interest expense under this loan of $473. The officer also advanced the Company other sums for working capital, with all loans, accrued interest and advances totaling $36,218.

NOTE 4.   INCOME TAXES

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has incurred net operating losses of $1,874 which commence expiring in 2026. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The components of the net deferred tax asset at May 31, 2006 and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are indicated below:

2006

Net Operating Loss	$1,874
Statutory Tax Rate	35%
Effective Tax Rate	-
Deferred Tax Asset	656
Valuation Allowance	(656)

Net Deferred Tax Asset	-

NOTE 5.   SUPPLEMENTAL OIL AND GAS INFORMATION

Capitalized costs at May 31, 2006 relating to the Company's oil and gas activities are as follows:

Unproved properties, Colorado, net	$11,511

Costs incurred were as follows:

Exploration costs	$-

COBRA OIL & GAS COMPANY
(An Exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS

NOTE 6.   GOING CONCERN

The Company has suffered losses from operations and has a working capital deficit. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The Company may raise additional capital through the sale of its equity securities, through offerings of debt securities, or through borrowings from financial institutions. In addition, the Company hopes to generate revenues from finding and producing oil and gas on its lease properties.

NOTE 7.   STOCK OFFERING

The Company is currently planning to sell common stock on a best efforts basis under a Form SB-2 offering. The costs of this offering through May 31, 2006 amounted to $10,000. This amount will reduce the offering proceeds if the offering is successful, or will be deducted as part of operations if the offering is unsuccessful.

Until _____________ 2006, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II.   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

  Article XII of the Articles of Incorporation of the Company, filed as Exhibit 3.1 to the Registration Statement.

  Article IX of the Bylaws of the Company , filed as Exhibit 3.2 to the Registration Statement.

  Nevada Revised Statutes, Chapter 78.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the Company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$100
Printing Expenses	200
Accounting Fees and Expenses	9,000
Legal Fees and Expenses	25,000
Blue Sky Fees/Expenses	500
Transfer Agent Fees	200
TOTAL	$35,000

ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the Registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

Name and Address	Date	Shares	Consideration
Doug Berry	11-30-2005	5,000,000	$50.00
14188 Marine Drive
White Rock, British Columbia
Canada V4B 1A8

We issued the foregoing restricted shares of common stock to Doug Berry, our president and principal executive officer, pursuant to Regulation S of the Securities Act of 1933. The sale of the common stock took place outside the United States of America and Mr. Berry is a non-US person as defined in Regulation S.

ITEM 27.     EXHIBITS.

The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-B. All exhibits have been previously filed unless otherwise noted.

Exhibit No.	Document Description
3.1	Articles of Incorporation.
3.2	Bylaws.
4.1	Specimen Stock Certificate.
5.1	Opinion of Conrad C. Lysiak, Esq. regarding the legality of the Securities being registered.
10.1	Assignment of Oil and Gas Leases
10.2	Joint Venture Agreement with DNR Oil & Gas Company.
10.3	Joint Venture Agreement with Colorado Oil & Gas, Inc.
23.1	Consent of Ronald R. Chadwick, P.C., Certified Public Accountants.
23.2	Consent of Conrad C. Lysiak, Esq.
99.1	Subscription Agreement.

ITEM 28.     UNDERTAKINGS.

We hereby undertake:

  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

    To include any additional or changed material information on the plan of distribution.

  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  For determining any liability under the Securities Act of 1933:

    we shall treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective. For determining any liability under the Securities Act of 1933, we shall treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

    we shall treat each prospectus filed by us pursuant to Rule 424(b)(3) as part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

    we shall treat each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form SB-2 Registration Statement and has duly caused this Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in White Rock, British Columbia on this 24th of July 2006.

COBRA OIL & GAS COMPANY

BY:	DOUG BERRY
Doug Berry, President, Principal Executive Officer, Secretary, Treasurer, Principal Financial Officer, Principal Accounting Officer, and member of the Board of Directors

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Doug Berry, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

DOUG BERRY	President, Principal Executive Officer, Treasurer,	July 24, 2006
Doug Berry	Principal Financial Officer, Principal Accounting Officer, Secretary and a member of the Board of Directors

JOHN HERZOG	Vice President and a member of the Board of Director	July 24, 2006
John Herzog